FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(248) 433-4502
Email: jim.zeumer@pultegroup.com

PULTEGROUP REPORTS FINANCIAL RESULTS FOR 2013 FOURTH QUARTER

•	Q4 2013 Earnings of $220 Million, or $0.57 Per Share, Compared with $59 Million, or $0.15 Per Share, in the Prior Year

•	Q4 Home Sale Gross Margin of 23.2% Increased 610 Basis Points Over Prior Year and 230 Basis Points Over Prior Quarter; Adjusted Gross Margin of 27.7% is Up 590 Basis Points Over Q4 2012

•	SG&A Reduced 30 Basis Points from Prior Year to 9.3% of Home Sale Revenues

•	Home Sale Revenues Increased 9% to $1.6 Billion Driven by a 13% Increase in Average Selling Price

•	Year-end Backlog of 5,772 Homes With a Value of $1.9 Billion

•	Repurchased $35 Million of Stock in the Quarter

•	Debt-to-Capitalization of 31%, Down from 53% at Year-end 2012

•	Company has Increased Authorized Land Spend in 2014 to $2.0 Billion, Compared with $1.3 Billion Invested in 2013

Bloomfield Hills, Mich., January 30, 2014 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its fourth quarter ended December 31, 2013. For the quarter, PulteGroup reported net income of $220 million, or $0.57 per share, compared with prior year net income of $59 million, or $0.15 per share. Reported prior year earnings include net charges of $73 million, or $0.19 per share, resulting from mortgage and debt-repurchase charges, partially offset by tax benefits.

“Our fourth quarter results complete an outstanding year during which we realized dramatic operating and financial improvement as we continue to benefit from our Value Creation initiatives and from the ongoing recovery in U.S. housing,” said Richard J. Dugas, Jr., Chairman, President and CEO of PulteGroup. “Our 23.2% gross margin, which represents a 610 basis point improvement over last year, is the highest margin we have achieved since 2005.”

“The material improvement in our key operating and financial metrics has allowed us to reduce our leverage and build a cash balance of $1.7 billion. Given the operating and financial disciplines we have established within the organization, we are confidently increasing our investment in land related spend, while still retaining the flexibility to allocate capital to reduce debt, pay dividends and/or repurchase stock, as we deem appropriate.”

“We expect the rebound in housing to continue in 2014, supported by many of the factors that first launched the recovery, including: low interest rates; a limited supply of new and existing homes; and an ongoing, albeit modest, recovery in the broader economy. Based on this view, we have authorized an increase in land related spend to $2.0 billion in 2014. As we seek to build on the momentum of the past two years, PulteGroup enters 2014 with financial flexibility and a clear focus on advancing our Value Creation initiatives and delivering higher returns on invested capital over the housing cycle.”

Fourth Quarter Results

Home sale revenues for the quarter ended December 31, 2013, totaled $1.6 billion, an increase of 9% over the prior year. The increase in revenue was driven by a 13% increase in average selling price to $325,000, partially offset by a 4% decrease in closings to 4,964 homes. The higher average selling price reflects price increases, as well as a continued shift in product mix.

Reported home sale gross margin for the period was 23.2%, an increase of 610 basis points over the prior year and 230 basis points over the third quarter of 2013. Homebuilding SG&A expense for the quarter was $150 million, or 9.3% of home sale revenues. SG&A for the prior year period was $142 million, or 9.6% of home sale revenues.

For the quarter, the Company reported 3,214 net new orders, a decrease of 18% from prior year orders of 3,926. The dollar value of net new orders was $1.1 billion, compared with the prior year order value of $1.2 billion. The Company ended the year with 577 active communities, which is down 14% from the comparable prior year period. As announced previously, the Company expects to operate from an approximate range of 560 to 580 communities during all four quarters of 2014.

PulteGroup’s backlog at year end totaled 5,772 homes valued at $1.9 billion, compared with prior year backlog of 6,458 homes valued at $1.9 billion. The average selling price in our current backlog increased 10% over the prior year to $330,000.

The Company's financial services operations reported pretax income of $7 million for the fourth quarter. In the comparable prior year period, financial services reported a pretax loss of $24 million, inclusive of a $49 million charge associated with potential future loan repurchase obligations. Mortgage capture rate for the quarter was 79% compared with 83% for the comparable prior year quarter. Pretax income for the fourth quarter of 2013 reflects the more competitive mortgage landscape compared with last year.

For the quarter, the Company reported $12.4 million of income tax expense. This is different from the Company’s statutory provision primarily as the result of the finalization of the reversal of the majority of its deferred tax asset valuation allowance, the balance of which was accounted for in the third quarter of 2013.

Through open-market transactions, PulteGroup repurchased 2.0 million of its common shares for $35 million. For the full year, PulteGroup repurchased 7.2 million of its common shares for $118 million and retired $461 million of debt. The Company ended the year with a cash balance of $1.7 billion and a debt-to-capitalization ratio of 31%, down from 53% at the end of last year.

A conference call discussing PulteGroup's fourth quarter results will be held Thursday, January 30, 2014, at 8:30 a.m. Eastern Time, and webcast live via www.pultegroupinc.com. Interested investors can access the call via the Company's home page at www.pultegroupinc.com, and are encouraged to download the available slides that provide additional details on the Company's fourth quarter results.

Forward-Looking Statements

This press release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; continued volatility in the debt and equity markets; competition within the industries in which PulteGroup operates; the availability and cost of land and other raw materials used by PulteGroup in its homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions; the availability and cost of insurance covering risks associated with PulteGroup's businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in PulteGroup's local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and other public filings with the Securities and Exchange Commission (the “SEC”) for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Bloomfield Hills, Mich., is one of America's largest homebuilding companies with operations in approximately 50 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb and DiVosta Homes, the Company is one of the industry's most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and consumer inspired homes and communities to make lives better.

For more information about PulteGroup, Inc. and PulteGroup brands, go to www.pultegroupinc.com; www.pulte.com; www.centex.com; www.delwebb.com and www.divosta.com.

# # #

PulteGroup, Inc. Consolidated Results of Operations ($000's omitted, except per share data) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues:
Homebuilding
Home sale revenues	$1,612,923	$1,481,517	$5,424,309	$4,552,412
Land sale revenues	12,036	36,928	114,335	106,698
	1,624,959	1,518,445	5,538,644	4,659,110
Financial Services	30,380	48,521	140,951	160,888
Total revenues	1,655,339	1,566,966	5,679,595	4,819,998

Homebuilding Cost of Revenues:
Home sale cost of revenues	1,238,103	1,228,201	4,310,528	3,833,451
Land sale cost of revenues	11,765	32,811	104,426	94,880
	1,249,868	1,261,012	4,414,954	3,928,331

Financial Services expenses	23,513	72,597	92,379	135,511
Selling, general, and administrative expenses	149,705	141,766	568,500	514,457
Other expense, net	1,588	41,728	80,753	66,298
Interest income	(1,075)	(1,331)	(4,395)	(4,913)
Interest expense	168	204	712	819
Equity in earnings of unconsolidated entities	(848)	(223)	(1,130)	(4,059)
Income before income taxes	232,420	51,213	527,822	183,554
Income tax expense (benefit)	12,367	(7,529)	(2,092,294)	(22,591)
Net income	$220,053	$58,742	$2,620,116	$206,145

Net income per share:
Basic	$0.58	$0.15	$6.79	$0.54
Diluted	$0.57	$0.15	$6.72	$0.54
Cash dividends declared	$0.05	$—	$0.15	$—

Number of shares used in calculation:
Basic	379,879	383,404	383,077	381,562
Effect of dilutive securities	3,845	5,900	3,789	3,002
Diluted	383,724	389,304	386,866	384,564

PulteGroup, Inc. Condensed Consolidated Balance Sheets ($000's omitted) (Unaudited)

	December 31, 2013	December 31, 2012

ASSETS

Cash and equivalents	$1,580,329	$1,404,760
Restricted cash	72,715	71,950
House and land inventory	3,978,561	4,214,046
Land held for sale	61,735	91,104
Land, not owned, under option agreements	24,024	31,066
Residential mortgage loans available-for-sale	287,933	318,931
Investments in unconsolidated entities	45,323	45,629
Other assets	460,621	407,675
Intangible assets	136,148	149,248
Deferred tax assets, net	2,086,754	—
	$8,734,143	$6,734,409

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Accounts payable	$202,736	$178,274
Customer deposits	134,858	101,183
Accrued and other liabilities	1,377,750	1,418,063
Income tax liabilities	206,015	198,865
Financial Services debt	105,664	138,795
Senior notes	2,058,168	2,509,613
Total liabilities	4,085,191	4,544,793

Shareholders' equity	4,648,952	2,189,616

	$8,734,143	$6,734,409

PulteGroup, Inc. Consolidating Statements of Cash Flows ($000's omitted) (Unaudited)

	Year Ended
	December 31,
	2013	2012
Cash flows from operating activities:
Net income	$2,620,116	$206,145
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities:
Deferred income taxes	(2,096,425)	—
Write-down of land and deposits and pre-acquisition costs	9,672	17,195
Amortization and depreciation	31,587	30,027
Stock-based compensation expense	30,480	22,897
Loss on debt repurchases	26,930	32,071
Equity in earnings of unconsolidated entities	(1,130)	(4,059)
Distributions of earnings from unconsolidated entities	2,049	7,488
Other non-cash, net	9,375	10,356
Increase (decrease) in cash due to:
Restricted cash	3,387	1,257
Inventories	265,064	455,223
Residential mortgage loans available-for-sale	28,448	(60,828)
Other assets	(38,190)	26,014
Accounts payable, accrued and other liabilities	(17,377)	20,802
Income tax liabilities	7,150	(4,448)
Net cash provided by (used in) operating activities	881,136	760,140
Cash flows from investing activities:
Distributions from unconsolidated entities	1,001	3,029
Investments in unconsolidated entities	(1,677)	(16,456)
Net change in loans held for investment	(12,265)	836
Change in restricted cash related to letters of credit	(4,152)	28,653
Proceeds from the sale of property and equipment	15	7,586
Capital expenditures	(28,899)	(13,942)
Net cash provided by (used in) investing activities	(45,977)	9,706
Cash flows from financing activities:
Financial Services borrowings (repayments)	(33,131)	138,795
Other borrowings (repayments)	(479,827)	(618,800)
Stock option exercises	19,411	32,809
Stock repurchases	(127,661)	(961)
Dividends paid	(38,382)	—
Net cash provided by (used in) financing activities	(659,590)	(448,157)
Net increase (decrease) in cash and equivalents	175,569	321,689
Cash and equivalents at beginning of period	1,404,760	1,083,071
Cash and equivalents at end of period	$1,580,329	$1,404,760

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$(171)	$(1,470)
Income taxes paid (refunded), net	$373	$(13,322)

PulteGroup, Inc. Segment Data ($000's omitted) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
HOMEBUILDING:
Home sale revenues	$1,612,923	$1,481,517	$5,424,309	$4,552,412
Land sale revenues	12,036	36,928	114,335	106,698
Total Homebuilding revenues	1,624,959	1,518,445	5,538,644	4,659,110

Home sale cost of revenues	1,238,103	1,228,201	4,310,528	3,833,451
Land sale cost of revenues	11,765	32,811	104,426	94,880
Selling, general, and administrative expenses	149,705	141,766	568,500	514,457
Equity in earnings of unconsolidated entities	(806)	(159)	(993)	(3,873)
Other expense, net	1,588	41,728	80,753	66,298
Interest income, net	(907)	(1,127)	(3,683)	(4,094)
Income before income taxes	$225,511	$75,225	$479,113	$157,991

FINANCIAL SERVICES:
Income (loss) before income taxes	$6,909	$(24,012)	$48,709	$25,563

CONSOLIDATED:
Income before income taxes	$232,420	$51,213	$527,822	$183,554

PulteGroup, Inc. Segment data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Home sale revenues	$1,612,923	$1,481,517	$5,424,309	$4,552,412

Closings - units
Northeast	623	576	1,835	1,800
Southeast	813	773	3,022	2,757
Florida	755	707	2,747	2,340
Texas	935	1,003	3,768	3,487
North	1,068	1,046	3,401	3,103
Southwest	770	1,049	2,993	3,018
	4,964	5,154	17,766	16,505
Average selling price	$325	$287	$305	$276

Net new orders - units
Northeast	315	398	1,834	1,997
Southeast	604	682	3,164	3,066
Florida	501	600	2,595	2,747
Texas	682	905	3,563	4,117
North	682	789	3,347	3,661
Southwest	430	552	2,577	3,451
	3,214	3,926	17,080	19,039
Net new orders - dollars (a)	$1,081,971	$1,166,760	$5,394,566	$5,424,300

			December 31,
			2013	2012
Unit backlog
Northeast			621	622
Southeast			1,053	911
Florida			913	1,065
Texas			1,250	1,455
North			1,213	1,267
Southwest			722	1,138
			5,772	6,458
Dollars in backlog			$1,901,796	$1,931,538

(a)	Net new order dollars represent a composite of new order dollars combined with other movements of the dollars in backlog related to cancellations and change orders.

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
MORTGAGE ORIGINATIONS:
Origination volume	3,158	3,625	11,818	11,322
Origination principal	$766,812	$828,607	$2,765,509	$2,509,928
Capture rate	79.4%	83.0%	80.2%	81.9%

Supplemental Data ($000's omitted) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Interest in inventory, beginning of period	$266,524	$352,026	$331,880	$355,068
Interest capitalized	35,580	47,734	154,107	201,103
Interest expensed	(71,182)	(67,880)	(255,065)	(224,291)
Interest in inventory, end of period	$230,922	$331,880	$230,922	$331,880
Interest incurred	$35,748	$47,734	$154,819	$201,103

PulteGroup, Inc.
Reconciliation of Non-GAAP Financial Measures

This report contains information about our home sale gross margins reflecting certain adjustments. This measure is considered a non-GAAP financial measure under the SEC's rules and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measure as a measure of our operating performance. Management and our local divisions use this measure in evaluating the operating performance of each community and in making strategic decisions regarding sales pricing, construction and development pace, product mix, and other daily operating decisions. We believe it is a relevant and useful measure to investors for evaluating our performance through gross profit generated on homes delivered during a given period and for comparing our operating performance to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate gross margins and any adjustments thereto before comparing our measure to that of such other companies.

The following table sets forth a reconciliation of this non-GAAP financial measure to the GAAP financial measure that management believes to be most directly comparable ($000's omitted):

Home Sale Gross Margin
	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Home sale revenues	$1,612,923	$1,481,517	$5,424,309	$4,552,412
Home sale cost of revenues	1,238,103	1,228,201	4,310,528	3,833,451
Home sale gross margin	374,820	253,316	1,113,781	718,961
Add:
Impairments (a)	—	2,250	—	6,969
Capitalized interest amortization (a)	71,182	67,880	255,065	224,291
Adjusted home sale gross margin	$446,002	$323,446	$1,368,846	$950,221

Home sale gross margin as a percentage of home sale revenues	23.2%	17.1%	20.5%	15.8%

Adjusted home sale gross margin as a percentage of home sale revenues	27.7%	21.8%	25.2%	20.9%

(a)	Write-offs of capitalized interest related to impairments are reflected in capitalized interest amortization.